UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2018

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1661 Worthington Road, Suite 100

West Palm Beach, Florida 33409

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c)(d) On April 19, 2018, Ocwen Financial Corporation (“Ocwen”) announced that its Board of Directors (the “Board”) has determined to appoint Glen Messina as President and Chief Executive Officer (“CEO”) and director of Ocwen, effective as of the date of the previously announced merger with PHH Corporation (“PHH”) (the “Merger Date”). Mr. Messina will succeed Ronald M. Faris, who is retiring from his position as President and CEO effective June 30, 2018 and from Ocwen’s Board as of Ocwen’s 2018 annual meeting of shareholders, having determined not to stand for reelection.

Biographical Background

Mr. Messina, age 56, most recently served as the President and Chief Executive Officer of PHH from January 2012 to June 2017 and Chief Operating Officer of PHH from July 2011 to December 2011. Mr. Messina also served as a director of PHH from January 2012 to June 2017 and as a consultant to PHH through March 2018. Prior to joining PHH, Mr. Messina spent 17 years at General Electric Company (“GE”), most recently as Chief Executive Officer of GE Chemical and Monitoring Solutions, a global water and process specialty chemicals services business, from 2008 until July 2011.

Offer Letter with Mr. Messina

On April 17, 2018, Ocwen entered into an offer letter with Mr. Messina (the “Offer Letter”). Under the Offer Letter, effective as of the Merger Date, Mr. Messina’s compensation will consist of an annual base salary of $900,000, an annual target incentive of 150% of base salary and an annual long-term incentive grant with a grant date fair value equal to 350% of base salary, which will be in the form of restricted stock units for 2018. On the Merger Date, Mr. Messina also will be granted a sign-on award of options with a grant date fair value equal to $1,100,000 and a sign-on award of restricted stock units with a grant date fair value equal to $900,000. Under the Offer Letter, Mr. Messina will also be eligible for relocation benefits in connection with his relocation to Florida. For the period from May 1, 2018 through the Merger Date, Mr. Messina will be paid $240,000 for each month, up to a maximum of $1,200,000.

Under the Offer Letter, in the event of Mr. Messina’s termination without “cause” or resignation for “good reason” (each as defined in the Offer Letter) following the Merger Date, he will be entitled to receive a lump sum termination payment in an amount equal to the sum of his then-current base salary plus annual target incentive, the estimated cost of 18 months’ COBRA benefits, a pro rata portion of his annual bonus payment based on actual achievement of Ocwen performance objectives and payment of any unpaid prior year bonus. In addition, in the event of Mr. Messina’s termination without “cause,” resignation for “good reason” or termination due to death or “disability,” he will be entitled to accelerated vesting of his sign-on option award and sign-on restricted stock unit award. In the event that the Merger Date does not occur, Mr. Messina will not be required to repay any amounts previously paid to him and the Offer Letter will terminate.

The foregoing summary is qualified in its entirety by reference to the Offer Letter, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated by reference.

Agreement with Mr. Faris

Ocwen has entered into a release and restrictive covenants agreement (the “Transition Agreement”) with Mr. Faris, dated April 17, 2018. Under the Transition Agreement, Mr. Faris will be subject to two-year non-competition, three-year non-intervention and three-year non-solicitation provisions and will render transition services to Ocwen for a period of six months. The Transition Agreement provides for a lump sum payment of $1,750,000 in respect of the restrictive covenant and consulting obligations, a lump sum payment of $1,050,000 in respect of Mr. Faris’ 2018 annual short-term incentive opportunity, continued participation in Ocwen’s medical plans for 10 years (to the extent permitted by the plan(s)) and continued vesting of his outstanding restricted stock unit and performance stock unit awards in accordance with the terms thereof applicable in the event of retirement.

In the event the Board determines it appropriate, the Board may appoint an interim CEO on or before June 30, 2018 to serve until Mr. Messina assumes his role.

The foregoing summary of the Transition Agreement is qualified in its entirety by reference to the Transition Agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K, and which is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

10.1	Offer Letter, dated April 17, 2018, between Ocwen Financial Corporation and Glen Messina.

10.2	Release and Restrictive Covenant Agreement, dated April 17, 2018, between Ocwen Financial Corporation and Ronald M. Faris.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION (Registrant)

Date: April 19, 2018	By:	/s/ Timothy M. Hayes
Timothy M. Hayes
Executive Vice President and General Counsel